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IMATION CORP.

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Investor Presentation

April 2015

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Table of Contents

I. Overview of Imation

II. Situation Overview

III. Our Transformation

IV. Your Board of Directors

V. Clinton Is Wrong for Your Investment

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I. Overview of Imation

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Overview of Your Company

Imation Corp. (“Imation” or the “Company”) operates as a data storage and data security company worldwide and is headquartered in Oakdale, Minnesota The Imation Board of Directors (the “Board”) and management team are firmly committed to further improving our operating and financial results and delivering value to you, our shareholders To achieve this, our primary focus is completing our strategic transformation into a pure play, global leader in data storage and security solutions Since 2011, this transformation has involved a major restructuring to create two distinct business units, critical acquisitions to strengthen our storage and security growth platforms, aggressive downsizing to divest non-core businesses, significant cost reductions through streamlined operations – especially in our mature businesses – and a fulsome review of strategic alternatives We have made significant progress towards our goal of driving revenue growth in our storage and security businesses and delivering continued positive operating cash flow in our legacy optical, tape and media businesses

Tiered Storage and Security Solutions

Consumer Storage and Accessories

Storage Solutions

Tiered

Storage and Mobile Security Security Solutions (TSS)

Storage Media

Optical

Consumer

Storage and Mobile and Accessories Other

(CSA) Storage Audio and Accessories

We are a global technology company dedicated to helping people and organizations store, protect and connect their digital world

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Overview of Our Businesses

Mature Businesses

Strong brands with established credibility that are in the later stages of their business cycles

Other Commercial

Compact Discs LTO Tape

Storage

We are the market leader in these businesses and have pricing power and supplier leverage to mitigate downward pressure on margins Significant tail in the optical and magnetic tape markets will allow for continued cash flow to be harvested

Although revenue is declining, cash flows remain strong

Growth Businesses

Brands that are in the early stages of adoption by enterprises

Enterprise Storage Secure Storage Consumer Storage

Systems and Workspace Products

Data proliferation means there is growing need for storage solutions Security is a critical issue and data breaches are more common and costly Increasing mobility of the workforce creates an increased need for portability

Our growth businesses have made significant progress

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imation **Our History**

- Mark Lucas, named CEO in May 2010, and the Board, with White Matthews becoming Chairman in May 2011, initiated a comprehensive review of our businesses and launched a strategic transformation at a critical inflection point in our history
  - In 2010, approximately 90% of our businesses were experiencing a decline in revenue as the overall market for our products was in decline
  - We launched a new strategic vision: ***Transition Imation to become a leading enterprise and commercial data storage and security solutions company for small and medium size businesses and consumers***



Adjusted Price Per Share
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
Jun-96
Jun-98
Jun-00
Jun-02
Jun-04
Jun-06
Jun-08
Jun-10
Jun-12
Jun-14
July 1996 Imation spun off of 3M
November 1998 Imation sells medical imaging business to Eastman Kodak Co.
April 2006 Imation acquires Memorex
July 2007 Imation acquires TDK's recording media business
May 2010 Mark Lucas becomes CEO
May 2011 L. White Matthews becomes Chairman
Current Management
STABILIZING THE BUSINESS AND RENEWING GROWTH
1 March 2012 David Stevens becomes a Director
2 November 2012 Bill LePerch becomes a Director
3 December 2012 Imation acquires Nexsan
4 August 2014 Anthony Brausen becomes a Director
5 December 2014 Geoff Barrall becomes a Director

Source: Capital IQ

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Managing Our Legacy Businesses in a Waning Market

Optical Market Units (in millions)(1) 9,000 8,000 7,000 6,000 5,000 4,000 3,000 2,000

2009 2010 2011 2012 2013 2014

Imation Optical Revenue ($ in millions)

$800 $700 $600 $500 $400 $300 $200 $100 $0

2009 2010 2011 2012 2013 2014

LTO Tape Market Revenue ($ in millions)(1) $ 800 $ 750 $ 700 $ 650 $ 600 $ 550 $ 500 $ 450 $ 400

2009 2010 2011 2012 2013 2014 Imation Tape Revenue ($ in millions) $450 $400 $350 $300 $250 $200 $150 $100 $50 $0 2009 2010 2011 2012 2013 2014 Our optical and tape businesses faced the same challenges as each business’s broader market

(1)	Source: Santa Clara Consulting Group; GfK; Imation estimates 6

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Our Strategic Transformation

Imation Transformation

Launch strategy to focus on data storage and security in both consumer and commercial markets Divest underperforming consumer electronics businesses Separate into two business units to align different go-to-market routes and business fundamentals Restructure legacy businesses to maximize cash flows by reducing structural complexities and costs Acquire platforms in hybrid data storage solution and data security and leverage strengths of both (e.g., Secure Data Movement Architecture)

Actions Taken

Transformation roadmap outlined in January 2011

Completed in 2012, with remaining legacy optical business operated to maximize cash flow generation Initiated in 2013, the complex separation is almost complete

Reduced cost structure and headcount by over 40% from 2012-2014 and eliminated unnecessary capital investment

Key growth businesses acquired, Imation Secure Scan (ISS) and Imation Mobile Security (IMS) business groups formed, appropriately staffed and now growing Specifically, revenue from storage and security solutions showed growth year-over-year in Q4 2014 and are expected to achieve double digit year-over-year growth in Q1 2015

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Our Strategic Transformation (continued)

Imation Transformation

Reduce cost structure

Monetize non-core assets

Explore maximization of Company and business unit valuations with the assistance of an independent financial adviser

Reduce costs by $100 million

Actions Taken

Corporate overhead and headcount were both reduced by 45% from 2012-2015 Real estate, intellectual property, levy benefit and brand leverage have all been aggressively pursued since 2013 and continue to be pursued to maximize value for shareholders To date, a portfolio of our intellectual property has been sold to Sony, Cushman Wakefield is marketing our Oakdale campus, a factory is in contract to be sold and one of our brands was licensed Strategic review process has been underway for months, prior to the approach by The Clinton Group, Inc. (“Clinton”), with alternatives expected shortly

We have already exceeded this goal and taken out $103 million in costs

Through this transformation, we have carefully listened to your views and have gone to great lengths to address those views in our strategic analysis

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Our Ongoing Strategic Review

As part of this transformation effort, we are working with our independent financial adviser, Houlihan Lokey, to assist in exploring all potential strategic alternatives to maximize the value of your investment This is another critical step in advancing our transformation as we are evaluating the full range of potential strategic alternatives Once the process is complete, we will share the results and our recommendations with you

We believe it is imperative to allow this process to continue unimpeded to explore all the value-enhancing options available to us

The current fulsome alternatives review is the culmination of prior focused strategic alternatives exploration conducted by your Board since 2012 Based on our extensive and ongoing discussions with our many long-term shareholders, we believe there is broad support for the current exploration of alternatives

Your Board is, and has been, committed to change

We are leading a fundamental transformation of our business model We are fully exploring all of our strategic alternatives

We believe that Clinton’s insistence on their own due diligence period required to understand Imation and their desire to control the agenda regarding the strategic alternative process could materially impact the outcome of the strategic alternatives process and potential value to your investment

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II. Situation Overview

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Overview of Our Discussions with Clinton

November 18, 2014 Clinton nominates three candidates for election

Clinton had not previously contacted us in any manner

December 17, 2014 We sent a letter to Clinton encouraging them to meet with us in order to obtain a better understanding of the actions that were already underway at Imation January 20, 2015 Two Directors met with Mr.

De Perio Mr. De Perio raised general concerns about the leadership and direction of

Imation, but offered no plan

April 3, 2015 Clinton rejected our offer to enter into a customary confidentiality agreement without any standstill to allow Clinton a complete opportunity for a review of Imation April 6, 2015 We made a further settlement offer which was rejected

December 15, 2014 Clinton substituted one of its three director nominees

Clinton did not provide any plans or proposals

December 19, 20, 22, 26 and 29, 2014 We contacted Joseph De Perio of Clinton by email and telephone to gain a better understanding of Clinton’s position

Mr. De Perio did not articulate his plan or any proposals for Imation

January 14, 2015 Management met with representatives of Clinton Management provided an update on Imation’s business and strategic transformation Clinton declined to execute a confidentiality agreement which would have permitted a more in-depth conversation Clinton again declined to articulate their plan

March 23, 2015 A representative of Houlihan Lokey, our financial adviser, met with a representative of Clinton to discuss a settlement proposal, which was subsequently rejected Clinton did not offer any alternative settlement proposals and reiterated its demand for three seats on your Board

April 9, 2015 Clinton proposes replacing two directors, chairing your Board, and chair/control four committees

Clinton failed to provide any of its plans or proposals to us while demanding half of the seats on your Board and only provided an outline of its “plans” when it filed its proxy statement – Clinton is asking for effective control absent a detailed plan

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Who Is Clinton?

Clinton began buying Imation stock in October 2014, and on November 18, 2015, submitted nominations for three directors to your Board, which if successful, would give Clinton effective control of your Company(1) When evaluating whether or not to entrust Clinton with your investment in Imation, we encourage you to consider the following:

Clinton, a shareholder with just over 3% of outstanding shares, is seeking 50% of the seats on your Board

We value the input of all shareholders, however, Clinton is seeking a disproportionate amount of influence given the size of its position

Clinton has no detailed or compelling plan to drive growth

Despite the fact that they are seeking effective control of your Board, Clinton has not articulated a detailed or compelling plan for your Company

Instead they insist on articulating their plan after taking effective control

Clinton has rejected our offer of entering a standard confidentiality agreement without any standstill

Clinton has a questionable track record

65% of shareholder value lost after Clinton gained board representation at Overland Storage Inc. (“Overland”)

98% of shareholder value lost after Clinton’s SPAC merged with EveryWare Global, Inc. (“EveryWare”)

Bankruptcy at The Wet Seal, Inc. (“Wet Seal”) after Clinton gained control of the board

Clinton has experienced a significant decline in its assets under management(2) and recently lost the most experienced members of their activist investing initiative(3)

Clinton’s nominees are not compelling for your Board

Based on our due diligence, we do not believe these individuals possess the necessary credentials or track records of success to serve on your Board

(1) Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation (2) Source: Clinton Form 13F-HR filed February 13, 2015; Clinton Form 13F-HR filed February 14, 2005 (3) “Activist Investor Greg Taxin Departs Clinton Group”, The Wall Street Journal, October 15, 2014

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We Have Made Numerous Efforts to Settle

What We Offered

Meaningful representation for Clinton on your Board

— We have offered Clinton numerous settlements, including meaningful representation on your Board

— We believe Clinton assumes that your Board would alienate their new director(s), when in fact we welcome fresh perspectives which we believe is demonstrated by our largely refreshed board

Sharing with Clinton the full details of our strategic alternatives review

— In exchange for a customary confidentiality agreement, without any standstill, we offered to share with Clinton the full details of our businesses and strategic review

Reconstruct your Board

— The Board was willing to surrender one seat, in addition to a mutually agreed upon independent director, and pave the way for a reconstituted board with meaningful representation from Clinton

What We Cannot Accept

Handing the keys of your Company over to a 3% shareholder

— Clinton is both a small shareholder (owning approximately 3%) and a short-tenured shareholder (having first acquired shares in October 2014 and having sold some shares as recently as March 2015)(1) and yet they insist on achieving 50% representation on your Board and chairing key committees

Handing the keys of your Company over to a shareholder who has presented no clear plan

— This is not proxy contest rhetoric, this is a genuine question: WHAT IS CLINTON’S PLAN TO DELIVER VALUE OTHER THAN TO CONDUCT DUE DILIGENCE AFTER IT OBTAINS EFFECTIVE CONTROL?

Allowing Clinton to disrupt our strategic review process

— Despite Clinton’s claims that they will not stand in the way of our review, the settlements which Clinton has rejected suggest to us that they plan on disrupting the ongoing strategic alternatives process to pursue their undefined goals

— Our settlement offers included giving Clinton a reasonable opportunity to participate in our announced strategic alternatives exploration, however, their last counter-offer would have ensured that they would effectively control the agenda review

We are troubled by Clinton’s lack of interest in reaching a settlement that does not give them effective control of your Company

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation 13

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The Correct Choice Is Clear

Our Plan:

Complete business transformation Monetize certain assets Reduce costs Maximize cash generation from mature businesses Drive growth businesses Explore all available and actionable strategic alternatives

Clinton’s Proposal:

Conduct due diligence and then determine a plan Make acquisitions?

— Clinton has made conflicting statements regarding its acquisition plan(1)

Divest businesses?

— Based on Clinton’s proxy materials, they seem to indicate that they plan on divesting certain businesses,(1) yet it is clear from our engagement with them to date that they understand very little about our businesses and the fulsome strategic explorations undertaken

Maintaining the current composition of your Board will ensure the strategic actions being undertaken continue to progress, including our exploration of all strategic alternatives

Why would shareholders gamble that Clinton, given their track record of value destruction, will “figure it out” once they get control of your Board’s agenda?

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation

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III. Our Transformation

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Transformative Evolution

Inception – Mid-1990’s

Since inception as part of 3M Company (“3M”), we set the standard for data storage products During the 1980’s, our half-inch tape products were the storage media of choice for the massive tape libraries that form the backbone of modern data centers We spun out of 3M in 1996 as an independent public company with a multiplicity of businesses

Mid-1990’s – 2011

Divested non-core businesses

Continued development in data storage tape products with enhanced capacity Growth and evolution through acquisition:

TDK and Memorex media businesses acquired to position Imation as a consumer products brand management company

Mid-2011 – to Present

Strategic repositioning: Leadership through innovation in commercial data center and emerging corporate IT markets

Acquisitions focused on: i. Encryption technology for mobile devices; and ii. Robust portable storage solutions and products

Transformational acquisition: Acquired in 2012, Nexsan is our platform for enterprise-class flexible and scalable data storage solutions for small and medium enterprise and government customers Continuing Our Transformation

Establishing Imation as the market-leader serving the data storage and information security needs of small and medium-sized enterprises

Position segments to achieve their potential and complete our strategic transformation Your Board is committed to continuing to explore all value enhancing strategic alternatives Complete business transformation Monetize certain assets Reduce costs Maximize cash generation from mature businesses Drive growth businesses Explore all available strategic alternatives

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Transformation Timeline 2011 through Today

Strategic Vision Outlined

Key acquisitions made

Mature businesses accounted for 90% of revenues, and consolidated gross margin was 15.5%(1) 2011

Building Storage Platform Key acquisitions made IMS founded

2012 Restructuring for Focus

1) Divested unprofitable consumer electronics businesses 2) Organized into two business units 3) Rolled out $100 million in cost reductions 2013

Evolution to a New Imation 1) Nexsan growth investments 2) PC-on-a-Stick™ launch 3) Manage legacy businesses to maximize cash flow generation 4) Explored certain strategic alternatives regarding legacy businesses 5) Executive team reduction

Mature businesses now account for 65% of revenues, and consolidated gross margin was 19.6%(2)

2014 Your Board has been working tirelessly for years to reposition our businesses (1) Note: As of December 31, 2010 (2) Note: As of December 31, 2014 17

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Restructuring Your Company

In a parallel process to repositioning our strategy into higher margin growth businesses, we set out on an aggressive restructuring process to steer the path to profitability In 2012, we embarked on a cost-reduction program with a goal of cutting $100 million of costs from our legacy businesses

We have already exceeded this goal by removing $103 million in costs In 2013, we reduced costs by $79 million In 2014, we reduced costs by $24 million Headcount has been reduced by 45% since 2012 We eliminated or consolidated roughly 50% of our executive positions since 2012

Under White Matthews’ and Mark Lucas’ leadership, by 2012, we either shut down or sold our underperforming consumer businesses We exited businesses that in aggregate generated more than $300 million in annual revenue, but were unprofitable and did not generate sufficient cash flow

For example, our Memorex CE Products divestiture enabled us to further enhance our focus on data storage

20% Gross Margin(1)

19.6% 19.6% 19% 19.0% 18% 17% 16.7% 16.0% 16% 15.5% 15% 14%

2009 2010 2011 2012 2013 2014

Since 2012, we have cut our legacy business costs by more than 40%

(1)	Note: Excludes restructuring charges and one-time levy benefits 18

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Maximizing the Value of Our Mature Businesses

Our mature businesses have excellent brands and continue to generate significant cash flows As of December 31, 2014, we had approximately $115 million of cash on our balance sheet

Managing Long Tail of Legacy Businesses

$1,600 Net Revenue 25%

$1,400 Gross Margin

20% millions) $1,200 in $1,000

$ ( 15% Gross $800

Revenue 10% Margin

$600 Net

$400 5% $200 $0 0% 2008 2009 2010 2011 2012 2013 2014

Clinton has suggested that these businesses be grouped together(1) which demonstrates their lack of understanding of each business

You Board has a strong track record of excellent stewardship of our mature businesses

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation 19

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Positioned for Growth

We have pursued key acquisitions that have helped us transform from a traditional tape-centric, expert data storage company to an enterprise-class data storage leader

In 2011, we acquired three businesses which established the foundation for our Mobile Security Group: IronKey, MXI and Encryptx

Each of these businesses had crucial components to endpoint data security solutions

In January 2013, we acquired Nexsan after a thorough review of all actionable acquisition opportunities

The Nexsan acquisition gave us an important platform in hybrid storage and secured archive

We have aggressively pursued the optimal integration of Nexsan and that required certain actions to enhance the marketing and go-to-market strategies of Nexsan, which were substantially completed in 2014

These acquisitions position us to offer a comprehensive data storage and security platform to small and medium enterprises as the workforce evolves and becomes more mobile

Nexsan serves as cloud-enabled storage systems on company premises

IronKey allows mobile workers to access enterprise data quickly and securely with minimal risk of lost or stolen data

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Nexsan and IronKey Are Poised for Growth

Secure and Scalable Revenue

$30.0

$25.0

$20.0

(in millions) $15.0

$

Revenue $10.0

$5.0

$0.0

Q1 2013 Q2 2013 Q3 2013 Q4 2013 Q1 2014 Q2 2014 Q3 2014 Q4 2014

We have taken the difficult actions needed to position Nexsan and IronKey for growth

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IV. Your Board of Directors

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Your Board of Directors

Geoff S. Barrall Director

– Provides tremendous insight and storage industry experience, rich technology expertise and deep operational experience

William G. LaPerch Director

– Extensive experience in operations and strategic planning, turnaround and rapid-change environments, organic business growth and cloud infrastructure

L. White Matthews, III Non-Executive Chairman

– Significant depth and breadth of knowledge in dealing with financial and accounting matters, the experience of managing large organizations, including public companies, and providing leadership and management in challenging times

Anthony T. Brausen Independent Director

– Brings over 30 years of experience as a senior financial leader with significant depth and breadth of knowledge in dealing with financial and accounting matters, strategic direction, business transformations and cash management for public companies as well as broad managerial expertise

Mark E. Lucas Director & CEO

– Significant experience in the technology industry, global business management and strong change management skills David B. Stevens Director

– Extensive technology experience in enterprise networking, security, computer and data storage industries

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A Highly-Qualified and Trustworthy Board

The composition of your Board is something we take very seriously, and we believe the experience and expertise of your Directors is instrumental in completing our strategic transformation Since White Matthews became Chairman we have taken careful measures to add highly-qualified individuals to your Board who have direct relevant experience and stature, which is reflected in the appointments of Dr. Barrall and Mr. Brausen within the last eight months Together, these highly-qualified individuals have brought an intimate understanding of the storage landscape, deep operational experience and broad-based finance and management experience, which will continue to prove invaluable to your Company moving forward Your Board is committed to bringing in fresh perspectives, and its current director nominees fulfill the essential requirements for effective governance of a global organization that is undergoing a highly strategic transformation and a fulsome strategic alternatives review process Your Board’s nominees have the right experience to oversee the execution of our current strategy and enhance shareholder value:

Mark E. Lucas L. White Matthews, III David B. Stevens

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L. White Matthews

Mr. Matthews has thorough knowledge of your Company through his tenure as Non-Executive Chairman He brings to Imation valuable corporate governance experience having served on the board of numerous public and privately-held companies Mr. Matthews has played a key role in refreshing your Board with new, proven talent to further advance the our strategic transformation As an established financial leader who has held a variety of executive positions, Mr. Matthews has led several divestitures, acquisitions and restructuring activities across multiple industries

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Mark E. Lucas

Mr. Lucas is our President and Chief Executive Officer, and has helped to envision and drive our strategic transformation He brings to Imation extensive commercial and consumer trade channel experience and a strong international business background These are important attributes as the majority of Imation’s revenue is derived from these channels and more than 50% of its business is done outside the U.S.

Mr. Lucas’ in-depth knowledge of our operations provides your Board with detailed and specific insight that is essential for effective operation and governance of your Company Prior to joining Imation in 2009, Mr. Lucas served as Chief Executive Officer of Geneva Watch Group, Inc. and Altec Lansing Technologies, Inc. and oversaw their corporate turnarounds

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David B. Stevens

Mr. Stevens brings over 25 years of experience in the enterprise networking, security, and data storage industries to the Board He was specifically recruited to join your Board for his broad knowledge and expertise in the data storage industry and his intimate understanding of the competitive landscape He recently served as the Chief Technology Officer and Vice President of Corporate Development at Brocade Communications Systems, Inc.

Mr. Stevens was the Founder and CEO of Palo Alto Networks, Inc., a venture-backed developer of next generation network security products Mr. Stevens was responsible for driving corporate strategy, product development and go-to-market decisions as well as the day-to-day operations of the company Mr. Stevens held leadership positions and was highly involved in the successful growth of Nortel Networks, Corp., Bay Networks, Inc. and SynOptics Communications, Inc.

Mr. Stevens’ knowledge of the competitive framework in the data storage and security markets has been, and will continue to be, highly valuable to your Company

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Your Board Has the Experience Needed to Continue Our Transformation

Executive-

Leadership Public Corporate Technology Functional Turnaround Entrepreneurial

Experience Board Experience Governance Experience Expertise Experience M&A Experience Experience

Barrall Engineering

Operations CEO CTO

Brausen Finance

Audit Accounting

Corporate Development

LaPerch Engineering Operations

CEO

Lucas

Engineering Operations CEO

Matthews Finance

Accounting Corporate Strategy

Stevens CEO CTO Corporate Development 28

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Your Directors Are the Right Team to Drive Shareholder Value

Your Board and management team are laser focused on creating superior value for your investment

We have taken, and will continue to take, the necessary steps to drive high performance and long-term profitable growth and value across our business segments Your Board is open to your input and in crafting our strategy has endeavored to take your views into account Despite repeated requests, Clinton has failed to offer any compelling insights or recommendations as to how they intend to increase shareholder value that have not already been substantially explored by us or otherwise requested by you, our shareholders The “proposals” presented in Clinton’s public materials have further reinforced our belief that Clinton is seeking to gain control of your Board’s agenda to advance its own self-serving agenda Your Board believes that its range of skills and track record demonstrate its accountability in all key aspects of the business Clinton’s slate of director nominees has no significant experience leading the operations or strategic direction of a public company and lacks deep knowledge of your Company, the actions taken and currently underway and the markets in which we compete

We urge you to protect the value of your investment – do not let Clinton supplant your highly-qualified Directors with inexperienced individuals who, in our view, may prioritize their interests over those of all shareholders

We believe your Directors have the experience and expertise needed to be stewards of preserving and driving value for your investment

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V. Clinton Is Wrong for Your Investment

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We Believe Clinton Is Seeking to Take Control of Your Company without a Detailed or Informed Plan

We believe Clinton has submitted a slate of nominees that do not know Imation and is attempting to gain control of your Board Equally as concerning, Clinton, we believe, intends for its director nominees to assume executive roles with compensation they will determine While Clinton claims that it will reduce annual Board compensation, we believe that it is disingenuous for Clinton to claim that it will reduce annual Board compensation to $50,000 per director when it is offering that all of its director nominees have executive roles with undefined compensation parameters(1) You should be aware that Clinton owns just over 3% of your Company, and is seeking disproportionate influence over Imation’s direction and we believe Clinton has failed to offer a legitimate plan for our future or in any way to create value for you(1) Clinton initially approached us demanding three Board seats without ever discussing its plans and proposal with us In fact, the first time we were provided an opportunity to review the broad outlines of Clinton’s so-called plan was when the entire investment community was provided an opportunity – when Clinton filed its preliminary proxy statement with the SEC(2)

Clinton expected us to simply hand control over to its nominees without providing us any opportunity to discuss their plans and proposal in a reasonable and appropriate manner – your Board is open to any and all considered proposals and plans

Since that time, our efforts to reach a settlement with Clinton have only reinforced that their goal is to be in a position to control your Company through its Board governance structure Clinton has consistently declined to discuss with us any plans or ideas for change that could enhance the value of your investment

We believe that Clinton’s unnecessary attempt to control your Board and its agenda significantly risks the concrete actions being taken by us to enhance the value of your investment, particularly our fulsome exploration of strategic alternatives currently underway

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation
(2)	Source: Preliminary Proxy Statement filed by Clinton on March 26, 2015 with respect to Imation 31

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Reality Check

Clinton’s “Platform” for Control

“Two Week Comprehensive Review”

Complications and Issues with Clinton’s Proposals

Clinton’s proposals are substantially comprised, in our view, of a series of basic “due diligence” questions

Why would Clinton not take the opportunity offered by us to diligence Imation now and not upon achieving effective control?

Your Board has offered Clinton the opportunity, without a standstill, to fully examine your Company, but they have refused to do so

The basic diligence questions being asked can be easily answered, and we are confident that Clinton would discover that we have fully evaluated substantially all of the limited suggestions that Clinton has made, with the input of many of your views regarding the future of your Company

“Create Legacy and Disk Storage Business Segment”

When we formed the TSS and CSA business segments, a thorough and complete review was conducted

Clinton’s view highlights its misunderstanding of our businesses which could have been fully addressed had Clinton taken the opportunity to enter into a confidentiality agreement

Clinton’s proposed alignment does not address the unique go-to-market and business dynamics of the mature businesses

Clinton’s proposal, we believe, would disrupt the maximization of cash generated from the mature businesses

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Reality Check (continued)

Clinton’s “Platform” for Control

“Mature Business Restructurings and Valuations”

Complications and Issues with Clinton’s Proposals

Clinton’s proposal regarding our legacy businesses fails to contemplate the significant efforts that the we have taken, and are currently taking, to maximize value through exploration of strategic alternatives with respect to the business

“Potentially Change Data Storage Strategic Position”

Clinton’s proposal would disrupt the current year-over-year growth in ISS and IMS, Secure Data Movement Architecture traction and PC-on-a-Stick™ penetration

“Corporate Overhead”

Corporate headcount has already been reduced by more than 45% over the last 24 months (including the executive team) with aggregate corporate cost reductions realized of approximately $15 million – or over 40%

“Monetization Opportunities”

Clinton has failed to identify any material monetization opportunities that have not been, or are currently being, explored by us

We have sought to achieve the optimal outcome in terms of the monetization opportunities available and actionable, and not simply pursue the most expedient, but not necessarily value maximizing, paths

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Reality Check (continued)

Clinton’s “Platform” for Control

“Governance”

Complications and Issues with Clinton’s Proposals

While Clinton proposes Board compensation to be lowered to $50,000 per year per director, they are all offering to have executive management roles without any parameters regarding compensation of those positions(1)

Clinton proposes to separate the Chairman and CEO roles,(1) when these positions have been separate since 2007

Clinton proposes age restrictions on your Board,(1) when these are already in place

Clinton appears, in our view, to have taken a “ready-fire-aim” approach to their investment in your Company and portions of their proxy materials seem as if they are recycled from prior campaigns as they have no relevance to Imation

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation 34

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Clinton’s “Key Questions”

Rather than agree to a confidentiality agreement without a standstill, Clinton seems to prefer remaining largely uninformed to significant aspects of our business Clinton demonstrates their lack of knowledge with dozens of “Key Questions”, which are substantively very basic due diligence questions, in their investor presentation – all of which we would have answered for them if they were interested in more constructive engagement

Source: Proxy solicitation material filed by Clinton on April 13, 2015 with respect to Imation

Clinton’s “Key Questions” are just another demonstration that they have failed to do their homework and are unprepared to add value to your boardroom

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Potential Clinton Acquisition Platform

We have raised our concerns regarding Clinton’s potential acquisition roll-up strategy

Clinton has responded stating: “We have no intention of making add-on acquisitions at the Company today”(1) We continue to question whether they intend to in the future, after their due diligence period We also note the following statement in their most recent proxy filing as part of their “overall strategy”

Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation

NOL’s can be offset using organic income and by acquiring income streams

Despite their suggestions to the contrary, we believe Clinton’s statements in its proxy statement suggest that the cash of your Company could be used to acquire other businesses

Clinton should be clear with you – how does it precisely plan to use your Company’s NOL’s absent acquisitions – cost cutting alone will not be sufficient

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 10, 2015 with respect to Imation (emphasis added) 36 imation

We Believe Clinton’s Director Nominees Have Questionable Backgrounds

Who does Clinton want to replace your highly-qualified Directors with?

Their director nominees – Joseph De Perio, Robert Fernander, and Barry Kasoff – have, in our view, questionable backgrounds that should raise your concerns Based on our extensive due diligence, we do not believe these individuals possess the necessary credentials or track records of success to serve on your Board

Not independent of each other

Joseph De Perio

– In the next five months must make an acquisition for his new SPAC(1)

– Significant destruction of shareholder value at EveryWare and Overland after joining each board

Barry Kasoff

– Significant destruction of shareholder value at EveryWare after joining its board

Mr. De Perio and Mr. Kasoff served on the board of EveryWare together

Robert Fernander

– No public company experience

– Failed as CEO of computer networking company, Gnodal Limited (“Gnodal”), which is now in reorganization

(1)	Source: ROI Acquisition Corp. II public filings

imation

Robert Fernander Does Not Have the Experience Necessary to Serve on Your Board

Mr. Fernander has no public company experience and served as Chief Executive Officer of a computer networking company, Gnodal, which is now in reorganization(1) Curiously, Mr. Fernander left Gnodal in March 2013 just six months before that company filed for bankruptcy(1) We find it highly disingenuous that, in its early communication with us stating its intent to nominate a slate of director candidates, Clinton implied that Mr. Fernander had successfully positioned Gnodal to be acquired by supercomputer company Cray Inc. (“Cray”) In reality, Cray merely acquired certain intellectual property of Gnodal once the company had already entered into receivership and also hired key former employees from Gnodal,(2) which did not include Mr.

Fernander

This is a blatant mischaracterization of the value that Mr. Fernander delivered to Gnodal’s investors

Why did Cray apparently not view Mr. Fernander as a key individual to retain?

(1) Source: Capital IQ; FactSet 38 (2) Source: “Cray acquires Gnodal research staff and IP in Europe”, PC World, November 1, 2013 imation

Barry Kasoff’s and Joseph De Perio’s Role in the Destruction of Shareholder Value at EveryWare

Mr. Kasoff is marketed as a “restructuring specialist”, yet his tenure on the board of EveryWare, alongside Clinton’s Mr. De Perio, would suggest otherwise Mr. Kasoff and Mr. De Perio joined EveryWare’s board after the company was purchased in May 2013 by ROI Acquisition Corp. (“ROI Acquisition I”), a blank check company established by Clinton(1) Mr. De Perio served as Vice Chairman of ROI Acquisition I(1) Approximately a year after Mr. Kasoff and Mr. De Perio joined the board, EveryWare’s stock plummeted 91% to $0.90 per share(1)

We encourage you to ask Mr. Kasoff and Mr. De Perio about their track record at EveryWare

Clinton used a SPAC to take control of EveryWare and subsequently oversaw substantial diminution of shareholder value there

(1)	Source: Capital IQ; FactSet 39

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Case Study: EveryWare

- EveryWare completed a reverse merger transaction with ROI Acquisition I on May 21, 2013 for $107.5 million cash, 10.4 million shares of ROI Acquisition I and earnout shares[(1)]
  - EveryWare held 54% of shares in the combined entity[(1)]
- ROI Acquisition I was a SPAC founded in 2011 and was sponsored by a fund managed by Clinton[(1)]
- Institutional Shareholder Services recommended voting against the SPAC transaction at the 2013 special meeting of shareholders because of governance issues,[(2)] specifically:
  - Lack of fairness opinion shows that shareholders cannot adequately determine the fairness of the consideration offered them in the transaction[(2)]; and
  - Potential conflicts of interest due to the need to consummate a transaction by November 29, 2013 or the founders' shares of ROI Acquisition I would become worthless[(2)]
- Clinton is currently in an activist campaign against CSS Industries Inc. and is attempting to convince their board to approve a merger with EveryWare[(1)]
- Clinton's involvement in EveryWare was devastating to shareholders of that company
  - Since the campaign ended the stock has declined over 90%[(1)]
  - The company is not profitable and has significant debt[(1)]


$15
$10
$5
$0
Adjusted Price Per Share
EVERYWARE
ROI Acquisition Corp
-98.1%
May-13
Aug-13
Nov-13
Feb-14
May-14
Aug-14
Nov-14
Feb-15

Source: Capital IQ

(1) Source: Capital IQ; FactSet
(2) Source: Institutional Shareholder Services report issued May 6, 2013

40

imation

Joseph De Perio's Role in the Destruction of Shareholder Value at Overland

- Mr. De Perio's association with shareholder value destruction does not end at EveryWare
  - After Clinton assisted Overland in raising capital through a private placement in March 2011, Mr. De Perio was granted a seat on the company's board[(1)]
  - At the time of his appointment, Overland's stock was trading at $11.50 per share[(1)]
  - By December 2, 2014, the company's final day of trading before being acquired by Sphere 3D Corp., Overland's stock price had fallen to $3.48 per share, a decrease of 65% from when Mr. De Perio joined the board[(1)]



$16
$14
$12
$10
$8
$6
$4
$2
$0
Adjusted Price Per Share
Mar-11
Sep-11
Mar-12
Sep-12
Mar-13
Sep-13
Mar-14
Sep-14
July 2014
Overland entered into a licensing and supplier agreement with Sphere 3D
Sphere 3D agreed to use Overland for all cloud infrastructure products
Overland was granted licensing rights for the enterprise market in exchange for an upfront payment and royalties on future sales
ISS withheld on all 7 directors at the 2014 annual meeting
March 23, 2011
Overland granted Clinton one board seat in 2011 to Mr. De Perio as part of a $15.4 million private placement of stock
Dec. 1, 2014
Sphere 3D acquires Overland
-65.2%
May 2013
Overland began exploring an acquisition of Tandberg Data Holdings overland storage

Source: Capital IQ; FactSet

  - During this downward spiral, Overland shares came close to NASDAQ delisting on multiple occasions, using stock splits and last minute capital infusions to avoid delisting[(1)]

Vivekanand Mahadevan, one of Clinton's initial director nominees for Imation, was on the board of Overland and is now on the board of Sphere 3D

(1) Source: Capital IQ; FactSet

41

imation

Case Study: Wet Seal



$5
$4
$3
$2
$1
$0
Adjusted Price Per Share
Jul-12
Oct-12
Jan-13
Apr-13
Jul-13
Oct-13
Jan-14
Apr-14
Jul-14
Oct-14
Jan-15
Apr-15
Jul. 23, 2012
Clinton sent a letter to the board urging them to hire an investment bank and identify interested buyers for the company
Oct. 5, 2013
Clinton and the company come to a settlement agreement giving Clinton control of the board
Feb. 13, 2013
Clinton sent a letter to the board urging the company to take a more aggressive approach to returning cash to shareholders
Oct. 17, 2013
The Deal reported that Wet Seal was seeking to sell itself
Dec. 18, 2013
Clinton said it was exploring financing alternatives to enable them to make an offer to purchase the equity of the company in a going-private transaction
Mar. 10, 2013
The company announced a settlement agreement with Clinton
Nov. 19, 2014
Clinton announced that it had sent a letter to the board detailing the multiple strategic and financial options to the company
Nov. 24, 2014
Wet Seal announced a review of financial and strategic alternatives
Jan. 16, 2015
The company announced the filing of Chapter 11 bankruptcy protection
Jan. 22, 2015
Wet Seal disclosed the delisting of the company's Class A common stock from the NASDAQ
Feb. 5, 2015
Dow Jones reported that a bankruptcy judge approved a preliminary deal for B. Rile & Co.'s acquisition of Wet Seal wetseal
-100.0%

Source: Capital IQ; FactSet

Did Clinton fully appreciate its risks at Wet Seal before it obtained control of its board?

42

imation

Our Outreach to Clinton Has Been Largely Ignored

Consistent with our culture of open shareholder engagement, we have attempted to engage Clinton in discussion to solicit its input We even offered Clinton the opportunity to enter into a confidentiality agreement without any standstill provision Unfortunately, Clinton has refused to enter into a constructive dialogue, and has instead elected to pursue a costly and distracting proxy contest

Again, we believe that Clinton has no strategy other than to gain control of your Board in order to pursue its own undefined interests

Rather than improving the fundamental foundation on which the long-term value of your investment rests, we believe, Clinton focused on their own personal agenda We fear this would prove to be highly disruptive, both to our normal business operations and our current review of strategic alternatives Conversely, your Board is actively engaged in the oversight of our strategy and is committed to delivering results while serving the best interests of you, our shareholders Your Board’s exploration of all strategic alternatives is a critical example of that oversight and commitment Your Board and management have the commitment and strategy to enhance value for all shareholders, and not a select few

Clinton never once provided any insight into their plans and proposals despite demanding half of the seats on your Board, and only disclosed a summary of their plans and proposals when they were required to so do when they filed their preliminary proxy statement with the SEC imation

We Believe Clinton Is Not Interested in Serious Engagement with Your Board

1st Offer

Enter into Confidentiality Agreement without any standstill

Clinton’s Reaction:

2nd Offer

Expand your Board to seven Fill new seat with someone from Clinton Customary one-year standstill

Clinton’s Reaction:

3rd Offer

One current Director gives up seat Fill vacancy with someone from Clinton Reimburse Clinton’s expenses Customary one-year standstill

Clinton’s Reaction:

4th Offer

One current Director gives up seat Fill vacancy with someone from Clinton Add a mutually agreed upon director Reimburse Clinton’s expenses Customary one-year standstill

Clinton’s Reaction:

In offering two out of seven seats, we have offered to give Clinton representation on your Board far in excess of their 3% stake imation

Which Group Will Be the Best Stewards of Your Investment?

Mark E. Lucas

Director & CEO

– Significant experience in the technology industry, global business management and strong change management skills

Joseph De Perio Clinton Nominee

– In the next five months must make an acquisition for his new SPAC(1)

– Significant destruction of shareholder value at EveryWare and Overland after joining each board

L. White Matthews, III Non-Executive Chairman

– Significant depth and breadth of knowledge in dealing with financial and accounting matters, the experience of managing large organizations, including public companies, and providing leadership and management in challenging times

Robert Fernander Clinton Nominee

– No public company experience

– Failed as CEO of computer networking company, Gnodal, which is now in reorganization

David B. Stevens Director

– Extensive technology experience in enterprise networking, security, computer and data storage industries

Barry Kasoff Clinton Nominee

– Significant destruction of shareholder value at EveryWare after joining its board

(1)	Source: ROI Acquisition Corp. II public filings 45

imation

The Correct Choice Is Clear

Our Plan:

Complete business transformation Monetize certain assets Reduce costs Maximize cash generation from mature businesses Drive growth businesses Explore all available and actionable strategic alternatives

Clinton’s Proposal:

Conduct due diligence and then determine a plan Make acquisitions?

— Clinton has made conflicting statements regarding its acquisition plan(1)

Divest businesses?

— Based on Clinton’s proxy materials, they seem to indicate that they plan on divesting certain businesses,(1) yet it is clear from our engagement with them to date that they understand very little about our businesses and the fulsome strategic explorations undertaken

Maintaining the current composition of your Board will ensure the strategic actions being undertaken continue to progress, including our exploration of all strategic alternatives

Why would shareholders gamble that Clinton, given their track record of value destruction, will “figure it out” once they get control of your Board’s agenda?

(1)	Source: Preliminary Proxy Statement filed by Clinton on April 17, 2015 with respect to Imation 46